Exhibit 99.1

NEWS RELEASE

CONTACTS: Wayne Whitener

Chief Executive Officer

TGC Industries (972) 881-1099

Jack Lascar, Partner
FOR IMMEDIATE RELEASE	Karen Roan, SVP
DRG&E (713) 529-6600

TGC Industries Reports Record First Quarter Results

Revenues increased 94 percent

PLANO, TEXAS – APRIL 25, 2005 – TGC Industries, Inc. (AMEX: TGE) today announced record first quarter 2005 net income of $1,073,169 (before dividend requirements on preferred stock) on record revenues of $5,753,743.

The first quarter revenues of $5,753,743 increased 94 percent, compared with last year’s first quarter revenues of $2,970,872.  The revenue increase was primarily due to the Company’s operating three field crews in the first quarter of 2005 versus two field crews in the first quarter of 2004, as well as increased productivity derived from the new ARAM ARIES recording system, which was put into service in the fourth quarter of 2004.

EBITDA (earnings before net interest expense, taxes, depreciation and amortization) was $1,967,861 for the first quarter of 2005 as compared to $986,943 for the same period of 2004. A reconciliation of EBITDA to reported earnings can be found in the financial tables.

Net income for the first quarter of 2005 increased 36 percent to $1,073,169 (before dividend requirements on preferred stock) compared with net income of $789,515 (before dividend requirements on preferred stock) for the same period of 2004.  Diluted earnings per share for the first quarter of 2005 increased 28 percent to $0.09 compared with diluted earnings per share of $0.07 for the same period in 2004.  The company recorded income tax expense of $356,804 ($0.03 per diluted share) in the first quarter of 2005.  However, as a result of having had a net operating loss carryforward, no income tax expense was recorded in the first quarter of 2004.

Wayne Whitener, President and Chief Executive Officer of TGC Industries, said, “We are very pleased to be operating at this level of performance in terms of revenue and income growth.  Our three seismic crews are operating at increasing levels of capacity, and we remain optimistic about our business for the remainder of the year.  In addition, we anticipate taking delivery of four additional vibrator units in the second quarter of 2005.  These units will increase the capabilities of the Company thereby enhancing service to our clients.

“We are also pleased to report that as of last Monday, April 18, 2005, TGC Industries has been trading on the American Stock Exchange.  We expect the Exchange listing to increase liquidity in our shares as we strive to execute our growth strategy.”

TGC, based in Plano, Texas, is a geophysical service company which primarily provides 3-D seismic services to oil and gas companies. It also maintains a geophysical gravity data bank.

This press release includes “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release regarding the Company’s stock liquidity, strategies and plans for growth are forward looking statements. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that expectations will prove to have been correct. Important factors that could cause actual results to differ materially from such expectations are disclosed in the Company’s Securities and Exchange Commission filings, and include, but are not limited to, the dependence upon energy industry spending for seismic services, the unpredictable nature of forecasting weather, the potential for contract delay or cancellation, the potential for fluctuations in oil and gas prices, and the availability of capital resources. The forward-looking statements contained herein reflect the current views of the Company’s management, and the Company assumes no obligation to update the forward-looking statements or to update the reasons actual results could differ from those contemplated by such forward-looking statements.

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TGC Industries, Inc.

Statements of Income

	Three Months Ended March 31,
	2005	2004
	(Unaudited)	(Unaudited)

Revenue	$5,753,743	$2,970,872

Cost and expenses
Cost of services	3,939,646	1,877,894
Selling, general, administrative	351,168	300,395
Interest expense	32,956	3,068
	4,323,770	2,181,357

Income from operations before income taxes	1,429,973	789,515

Income tax expense - current	(356,804)	—

NET INCOME	1,073,169	789,515

Less dividend requirements on preferred stock	(69,379)	(79,715)

INCOME ALLOCABLE TO COMMON STOCKHOLDERS	1,003,790	709,800

Earnings per common share:
Basic	$.16	$.13
Diluted	$.09	$.07

Weighted average number of common shares outstanding:
Basic	6,095,365	5,695,064
Diluted	12,401,251	11,435,921

The statements of income reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the interim periods. The results of the interim periods are not necessarily indicative of results to be expected for the entire year.

TGC Industries, Inc.

Condensed Balance Sheets

	March 31, 2005	December 31, 2004
	(Unaudited)	(Note)

Cash and cash equivalents	$3,751,131	$1,829,904
Receivables (net)	826,468	1,655,084
Pre-Paid expenses and other	59,883	352,244
Current assets	4,637,482	3,837,232
Other assets (net)	3,395	3,395
Property and equipment (net)	5,348,662	5,483,166
Total assets	$9,989,539	$9,323,793

Current liabilities	$2,749,405	$2,984,099
Long-term obligations	1,609,501	1,769,629
Stockholders’ equity	5,630,633	4,570,065
Total liabilities & equity	$9,989,539	$9,323,793

The balance sheet at December 31, 2004 has been derived from the audited financial statements at that date.

TGC INDUSTRIES, INC.

Reconciliation of EBITDA to Net Income

	Three Months Ended
	March 31,
	2005	2004

Net Income	$1,073,169	$789,515
Depreciation	504,932	194,360
Interest expense	32,956	3,068
Income tax expense	356,804	—

EBITDA	$1,967,861	$986,943